UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 29, 2006

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	1-31717 (Commission File Number)	04-3692625 (I.R.S. Employer Identification Number)

1733 Ocean Avenue Santa Monica, California (Address of principal executive offices)	90401 (Zip Code)

213-626-3300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1	Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On September 29, 2006, Maguire Properties - 3161 Michelson, LLC, Maguire Properties - Park Place PS2, LLC and Maguire Properties - Park Place PS5, LLC (the "Borrowers"), each a wholly owned subsidiary of Maguire Properties, L.P, the operating partnership subsidiary of Maguire Properties, Inc. (the "Company"), completed a $240.0 million construction loan financing among Eurohypo AG, New York Branch, as Administrative Agent ("Eurohypo"), and certain lenders signatory thereto (collectively, the "Lenders") for the purpose of funding costs pertaining to the construction of a 531,000 square foot office building and two parking garages with a parking capacity of 5,000 vehicles at the Park Place campus at 3161 Michelson Drive, Irvine, California. The construction loan will bear interest at a rate of LIBOR + 2.25%, and will mature on September 30, 2008, with three one-year extension options. The construction loan is evidenced by a construction loan agreement dated as of September 29, 2006 by and between the Borrowers and the Lenders (the "Construction Loan Agreement") and certain guarantees by Maguire Properties, L.P., including a completion guaranty.

Under the terms of the Construction Loan Agreement, other than mandatory prepayments and certain other limited exceptions, each borrowing, conversion, continuation and partial prepayment of principal shall be in an aggregate amount at least equal to $1.0 million.

Any advances made on loans made pursuant to the Construction Loan Agreement ("Loans") must be made with at least 10 business days notice to Eurohypo. At closing, the Lenders advanced $56.2 million to the Borrowers for use under the Construction Loan Agreement. Upon three business days notice to Eurohypo, the Borrowers may prepay Loans, in whole or in part, without premium or penalty. Any Loans that are prepaid may not be reborrowed and, as stated above, such optional prepayments must be in minimum increments of $1.0 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/	Dallas E. Lucas
Dallas E. Lucas
Executive Vice President and
Chief Financial Officer

Dated: October 5, 2006